Exhibit 99.2

Zhonglun W&D Law Firm Shanghai Office

11/F, Tian An Center, No. 338 West Nanjing Road,

Huangpu Area, Shanghai, 200003, P.R.C.

Tel: 86-21-6301 8877 Fax: 86-21-6301 6887

Website: www.zhonglunwende.com

To:	GreenTree Hospitality Group Ltd.

2451 Hongqiao Road, Changning District

Shanghai 200335

People’s Republic of China

Date:             , 2018

Re: Registered Offering of [●] American Depositary Shares by GreenTree Hospitality Group Ltd.

Dear Sir/Madam,

We are a firm of lawyers qualified to practice the law of the People’s Republic of China (“PRC”) and as such are qualified to issue this opinion based on the PRC Laws (as defined below).

We have acted as the PRC counsel to GreenTree Hospitality Group Ltd. (the “Company”), a company incorporated under the laws of the Cayman Islands with limited liability, in connection with: (i) the Company’s Registration Statement on Form F-1, including all amendments or supplements thereto (collectively, the “Registration Statement”), initially confidentially submitted to the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on December 8, 2017, relating to the offering by the Company of American Depositary Shares (“ADSs”), each of which represents [●] ordinary shares, par value US$0.50 per share, of the Company (“Ordinary Shares”, together with the ADSs, the “Offered Securities”) and (ii) the Company’s proposed listing of its ADSs on the New York Stock Exchange (the “Offering”). This legal opinion (the “Opinion”) is furnished pursuant to the instructions of the Company regarding certain PRC legal matters, and is delivered to the Company solely for the purposes of the Offering.

For the purpose of rendering this opinion, we have reviewed the Registration Statement, and have examined the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and the PRC Group Companies and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other documents as we have deemed relevant, necessary or advisable for the purposes of rendering this opinion (collectively, the “Documents”).

In reviewing the Documents and for the purpose of this Opinion, we have assumed the accuracy of the factual matters described in the Registration Statement and that the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us. We have further assumed without further inquiry: (a) the genuineness of all the signatures, seals and chops contained therein; (b) the authenticity and completeness of the Documents submitted to us as originals and the conformity with the originals of the Documents provided to us as copies and the authenticity and completeness of such originals; (c) the truthfulness, accuracy, completeness and fairness of all Documents, as well as the factual statements contained in such Documents; (d) that the Documents provided to us remain in full force and effect up to the date of this Opinion and have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents; (e) that all information provided to us by the Company and the PRC Companies in response to our enquiries for the purpose of this Opinion is true, accurate, complete and not misleading, and that the Company and the PRC Companies have not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part; (f) that all parties other than the PRC Companies have the requisite capacity, necessary power, authority and legal right to enter into, execute, deliver and perform the Documents to which they are parties; (g) that all parties other than the PRC Group Companies have duly executed, delivered and performed the Documents to which they are parties, and all parties will duly perform their obligations under the Documents to which they are parties; (h) that all Governmental Authorizations and other official statement or documentation are obtained from competent PRC Governmental Agencies by lawful means in due course; and (i) that each Document which is governed by the laws of any jurisdiction other than the PRC is legal, valid and enforceable in any aspects under the respective governing law.

For important facts that are impractical or unreasonable to be independently verified by us, we have relied upon the confirmations, statements, representations, undertakings or certificates issued by governmental agents, officers and/or other representatives of the Company and the PRC Group Companies and factual information we have obtained from such other sources as we have deemed reasonable. We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this opinion. We have not independently verified the accuracy of the factual statement set forth in the written statements or certificates upon which we have relied, nor have we undertaken any lien, suit or judgment searches or searches of court dockets in any jurisdiction. The reference to the English names of the PRC entities, enterprises in this Opinion are for identification purpose only, to the extent there is any inconsistency or misleading between the Chinese names of the such entities and their English translations, the Chinese names shall prevail.

The opinions contained herein are confined to and given on the basis of the PRC Laws. We do not express or imply any view or opinion on, or in respect of, the laws of any jurisdiction other than those of the PRC. This legal opinion is given on the basis that it will be governed by and construed in accordance with the PRC Laws.

As used in this opinion, capitalized terms not otherwise defined herein shall have the same meanings as ascribed to them under the Prospectus as defined below. The following terms as used in this opinion are defined as follows:

“CSRC”	Means China Securities Regulatory Commission.

“Government Agency”	means any competent government authorities, courts, arbitration commissions, or regulatory bodies of the PRC. “Government Agencies” shall be construed accordingly.

“Governmental Authorization”	means any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the applicable PRC Laws to be obtained from any Government Agency.

“M&A Rules”	means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which were jointly promulgated on August 8, 2006 by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, CSRC and the State Administration of Foreign Exchange, became effective on September 8, 2006 and was amended on June 22, 2009.

“Material Contracts”	means the agreements listed in Schedule 2 of this Opinion.

“PRC Authorities”	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC.

“PRC Group Companies”	means any and all principal subsidiaries of the Company established in the PRC of which controlling equity interests are, directly or indirectly, owned by the Company and as listed in Schedule 1 hereto. “PRC Group Company” shall be construed accordingly.

“PRC Laws”	means any and all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

Based on the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion, as of the issuance date hereof, that:

1.	Based on our understanding of the current PRC Laws, (A) the ownership structure of the PRC Group Companies, currently and immediately after giving effect to the Offering, does not violate and will not violate applicable PRC Laws; (B) each of the Material Contracts is valid, binding and enforceable in accordance with its terms and conditions and applicable PRC Laws, and, both currently and immediately after giving effect to the Offering, does not and will not violate any PRC Laws. However, there are substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws and regulations, and there can be no assurance that the PRC Authorities will take a view that is not contrary to or otherwise different from our opinion stated above.

2.	The M&A Rules, among other things, purport to require that an offshore special purpose vehicle controlled directly or indirectly by PRC companies or individuals and formed for purposes of overseas listing through acquisition of PRC domestic interests held by such PRC companies or individuals obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. However, the CSRC has not issued any definitive rules or interpretations concerning whether offerings such as the Offering are subject to the CSRC approval procedures under the M&A Rules. Based on our understanding of the PRC Laws (including the M&A Rules), a prior approval from the CSRC is not required for the Offering because (A) PRC Group Companies were incorporated as foreign-invested enterprises by means of foreign direct investments at the time of their incorporation; and (B) the Company did not acquire any equity interests or assets of a PRC company owned by its controlling shareholders or beneficial owners who are PRC companies or individuals, as such terms are defined under the M&A Rules. However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented and our opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

3.	The statements set forth in the Registration Statement under the heading “Taxation—People’s Republic of China Taxation”, subject to the qualifications therein, constitute our opinion on such matters.

4.	There is uncertainty as to whether the courts of the PRC would (A) recognize or enforce judgments of United States courts obtained against the Company or the Company’s directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; and (B) entertain original actions brought in the PRC against the Company or the Company’s directors or officers predicated upon the securities laws of the United States or any state in the United States.

5.	The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between the PRC and the country where the judgment is made or on principles of reciprocity between jurisdictions. Under PRC Laws, courts in the PRC will not recognize or enforce a foreign judgment against the Company or the Company’s directors and officers if they decide that the judgment violates the basic principles of PRC Laws or national sovereignty, security or social public interest. As there existed no treaty or other form of reciprocity between the PRC and the United States governing the recognition and enforcement of judgments as of the date of this Opinion, including those predicated upon the liability provisions of the United States federal securities laws, there is uncertainty whether and on what basis a PRC court would enforce judgments rendered by United States courts. In addition, because there is no treaty or other form of reciprocity between the Cayman Islands and the PRC governing the recognition and enforcement of judgments as of the date of this Opinion, there is further uncertainty as to whether and on what basis a PRC court would enforce judgments rendered by a Cayman Islands court.

This Opinion is subject to the following qualifications:

(a)	This Opinion is subject to, in so far as it relates to the validity and enforceability of a contract, (A) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally, and (B) possible judicial or administrative actions or any PRC Law affecting creditors’ rights.

(b)	This Opinion relates only to the PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

(c)	This Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter.

(d)	The term “enforceable” as used above means that the obligations assumed by the relevant obligors under the relevant Documents are of a type which the courts of the PRC enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms.

(e)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

(f)	This Opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities.

(g)	This Opinion only encompasses opinions on legal aspects but does not encompass those on other professional aspects including accounting, financial, actuary, and/or technical aspects.

(h)	This Opinion is limited to paragraphs 1 to 5 above only.

This Opinion is rendered to the Company in our capacity as the Company’s PRC legal counsel solely for the purpose of and in connection with the Registration Statement publicly submitted to the U.S. Securities and Exchange Commission on the date of this Opinion, this Opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee) without our express prior written consent except where such disclosure is required to be made by the applicable law or is requested by SEC or any other regulatory agencies.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name under the captions “Risk Factors”, “Enforcement of Civil Liabilities”, “Our History and Corporate Structure”, “Regulation” and “Legal Matters” in such Registration Statement. We do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Schedule 1

PRC Group Companies

1. GreenTree Inns Hotel (Shanghai) Management Inc.

2. GreenTree Inns Hotel (China) Management Inc.

3. Hexie (Changzhou) Hotel Management Co., Ltd.

4. GreenTree Inns Jiangpu Hotel (Shanghai) Company Limited

5. GreenTree Inns Hotel (Changning) Management Inc.

6. GreenTree Inns Hotel (Jiangsu) Management Inc.

7. GreenTree Inns Hotel (Zhejiang) Management Inc.

8. GreenTree Inns Hotel (Sichuan) Management Inc.

9. GreenTree Inns Hotel (Tianjin) Co., Ltd.

10. GreenTree Inns Hotel (Beijing) Management Inc.

11. Shiruide Hotel Management (Shanghai) Co., Ltd.

12. Shanghai Jingjia Hotel Co., Ltd.

13. Jinan Dongrunbao Inn Management Co., Ltd

14. Shanghai Beifu Industrial Co., Ltd

15. Shenzhen Gegao Investment Management Co., Ltd

16. Shanghai Evergreen Technology Co., Ltd

17. Yancheng Ruixin Hotel Management Co., Ltd.

Schedule 2

Material Contracts